                                 EXHIBIT 12

                Statement Regarding Computation of Ratios

The following formulas were used to calculate the ratios in the Selected Financial Data for the years ended December 31, 1998, 1997, 1996, 1995 and 1994, included in this report as Exhibit 13.

(Calculation)
Net Income/Weighted average shares of common stock outstanding for the period = Earnings Per Share.

                                                            December 31,
                             ---------------------------------------------------------------------------
                                 1998            1997            1996            1995            1994
                             -----------     -----------     -----------     -----------     -----------

Net income                   $ 2,915,961     $ 3,005,462     $ 2,746,981     $ 2,626,728     $ 2,216,437

Weighted Average
Shares Outstanding               666,779         665,215         669,465         675,000         675,000

Per Share Amount                   $4.37           $4.52           $4.10           $3.89           $3.28


Cash dividends/Average
Shares Outstanding =
Cash dividends declared
Per share

                                                              December 31,
                             ---------------------------------------------------------------------------
                                 1998            1997            1996            1995            1994
                             -----------     -----------     -----------     -----------     -----------

Cash dividends               $   718,882     $   611,412     $   507,792     $   438,750     $   398,250

Average shares outstanding       684,650         664,578         668,147         675,000         675,000

Per Share Amount                   $1.05            $.92            $.76            $.65            $.59

Stockholders' Equity/Shares
Outstanding at period end =
Book Value per share

                                                             December 31,
                             ---------------------------------------------------------------------------
                                 1998            1997            1996            1995            1994
                             -----------     -----------     -----------     -----------     -----------

Shareholders' Equity         $27,437,211     $22,157,609     $19,933,740     $18,265,569     $16,003,697

Shares outstanding               705,331         661,900         667,500         675,000         675,000

Per Share Amount                  $38.90          $33.48          $29.86          $27.06          $23.71

Net Income/Average
Assets = Return on
Average Assets

                                           (In Thousands)
                                             December 31,
                         ----------------------------------------------------
                           1998       1997       1996       1995       1994
                         --------   --------   --------   --------   --------

Net Income               $  2,916   $  3,005   $  2,747   $  2,627   $  2,216

Average Assets           $208,565   $193,923   $175,807   $158,199   $145,894

Return on Average Assets     1.40%      1.55%      1.56%      1.66%      1.52%


Net Income/Average
Shareholders' equity =
Return on Average Equity

                                           (In Thousands)
                                             December 31,
                         ----------------------------------------------------
                           1998       1997       1996       1995       1994
                         --------   --------   --------   --------   --------

Net Income               $  2,916   $  3,005   $  2,747   $  2,627   $  2,216

Average
Shareholders' Equity     $ 23,615   $ 21,067   $ 18,858   $ 17,286   $ 15,253

Return on Average Equity    12.35%     14.26%     14.57%     15.20%     14.53%


Cash dividends per share/
Net income per share =
Dividends Payout Ratio

                                           (In Thousands)
                                             December 31,
                         ----------------------------------------------------
                           1998       1997       1996       1995       1994
                         --------   --------   --------   --------   --------

Cash dividends per share $   1.05   $    .92   $    .76   $    .65   $    .59

Net income per share     $   4.37   $   4.52   $   4.10   $   3.89   $   3.28

Dividend Payout Ratio       24.03%     20.35%     18.54%     16.71%     17.99%

Average Equity/Average
Assets = Average Equity
To Average Assets

                                           (In Thousands)
                                             December 31,
                         ----------------------------------------------------
                           1998       1997       1996       1995       1994
                         --------   --------   --------   --------   --------


Average
Shareholders' Equity     $ 23,615   $ 21,067   $ 18,858   $ 17,286   $ 15,253

Average Assets           $208,565   $193,923   $175,807   $158,199   $145,894

Average Equity to
 Average Assets             11.32%     10.86%     10.73%     10.93%     10.46%


Loans/Total deposits =
Loan to Deposit Ratio

                                           (In Thousands)
                                             December 31,
                         ----------------------------------------------------
                           1998       1997       1996       1995       1994
                         --------   --------   --------   --------   --------

Total loans              $137,891   $122,034   $116,259   $107,255   $103,238

Total deposits           $192,079   $163,809   $157,399   $150,413   $132,112

Loan to Deposit Ratio       71.79%     74.50%     73.86%     71.31%     78.14%


Allowance for Loan Loss/
Total Loan = Allowance
To Total Loan Ratio

                                           (In Thousands)
                                             December 31,
                         ----------------------------------------------------
                           1998       1997       1996       1995       1994
                         --------   --------   --------   --------   --------

Allowance                $  1,851   $  1,745   $  1,653   $  1,545   $  1,378

Total loans              $137,891   $122,034   $116,259   $107,255   $103,238

Allowance to total
Loan ratio                   1.34%      1.43%      1.42%      1.44%      1.34%